Sierra Total Return Fund

Item 77I - Terms of New or Amended Securities

Sierra Total Return Fund (the “Fund”) offers Class A, Class T, Class I, Class S, and Class L common shares of the Fund (the “Shares”). Post-Effective Amendment No. 2 to the Fund Registration Statement on Form N-2A filed on July 20, 2017 (SEC Accession No. 0001144204-17-037426) includes the terms of the Shares, and is hereby incorporated by reference as part of the response to Sub-Items 77I and 77Q1(d) of the Fund’s Form N-SAR.